Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2022 relating to the consolidated financial statements of Energy Recovery, Inc. and the effectiveness of Energy Recovery, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Energy Recovery, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

September 12, 2022